Exhibit 99.2

Summary of Compensation of Senior Vice President, Research and Development

Senior Vice President, Research and Development of PalmSource, Inc. will receive a base salary of $275,000 per year and is eligible to earn a target bonus of 50% of base salary in accordance with the terms of the PalmSource FY2006 Bonus Plan when such plan is finalized.